Exhibit 10.29

Google Linking Agreement

This Google Linking Agreement (the “Agreement”) is entered into by and between Google Ireland Limited, a corporation formed under the laws of Ireland having offices located at 1st and 2nd Floors Gordon House, Barrow Street, Dublin 4, Ireland (“Google”), and Qizhi Software (Beijing) Co., Ltd., a corporation formed under the laws of People’s Republic of China having offices located at Building 4F, ZhaoWei Office Plaza, No. 14 JiuxianQiao Road, Chaoyang District, Beijing, 100016 P.R. China (“Customer”).  This Agreement shall be effective as of October 1, 2009 (the “Effective Date”).

1.                                       Definitions.  For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below.

1.1                                 “Above-the-fold” means that portion of an Internet browser that is visible to any End User at a minimum resolution of 1024 by 768 pixels without scrolling within the applicable Web page, as viewed through an internet browser application considered among the top two (2) most widely used from time to time.

1.2                                 “Ads” or “Advertising Results” mean advertisements served by Google under the Agreement.

1.3                                 “Advertising Revenues” for any period during the Term means ad revenues that are recognized by Google in such period and attributed to Ads displayed on the Search Results Page in such period in accordance with the requirements of this Agreement.  For the avoidance of doubt, Advertising Revenues shall not include advertising revenues that are not attributable to Referral Traffic Queries.

1.4                                 “Beta Features” are those features of the Search Service that are identified by Google as beta or unsupported in Google’s then current technical documentation.

1.5                                 “Brand Features” means the trade names, trademarks, service marks, logos, domain names, and other distinctive brand features of each party, respectively, as secured by such party from time to time.

1.6                                 “Client ID” means a unique alphanumeric code provided to and used by Customer as specified by Google for purposes of identifying each query or request.  Google may assign and modify the number of Client IDs for each Service from time to time.  Customer will use Client IDs instructed by Google, and will provide such information to Google as Google may reasonably request with respect to the use and application of any Client IDs.

1.7                                 “Customer Content” means any editorial, text, graphic, audiovisual, and other content that is served to End Users by the Site(s) or Customized Browser and that is not provided by Google.

1.8                                 “Customized Browser” means Qihoo 360 Safe Browser or any browser customized by Customer in the way that agreed by the parties of the Agreement.

1.9                                 “End Users” means individual human end users who install, visit or use applicable Site(s) Customized Browser.

1.10                           “Google Site(s)” means the Google’s Web site(s).

1.11                           “Intellectual Property Rights” means any and all rights existing from time to time under patent law, copyright law, semiconductor chip protection law, moral rights law, trade secret law, privacy rights law, and any and all other proprietary rights, as well as, any and all applications, renewals, extensions, restorations, and reinstatements thereof, now or hereafter in force and effect worldwide.

1.12                           “Search Access Points” means search entry points agreed by the parties that are eligible for End Users to initiate search query to Google, which only include WebSearch Boxes within the Site(s);

1.13                           “Referral Traffic” means search query traffic referred to Google by Customer and originating from Search Access Points.

Google Confidential

1.14                           “Referral Traffic Protocol” means the protocol provided by Google for Referral Traffic to access the Search Service, as such protocol may be updated by Google from time to time.

1.15                           “Referral Traffic Query” means a query referred or sent to Google by Customer to be processed by Google’s Search Service and originating from Search Access Points.

1.16                           “Search Results” means search results served by Google under this Agreement.

1.17                           “Search Results Page” means any Web page on which the Search Results and/or Advertising Results of Referral Traffic Queries directed from Search Access Points to Google as Referral Traffic for processing by Search Service are displayed by Google pursuant to the Search Service provided to Customer hereunder, which pages may be designated by Google from time to time, and which may include, without limitation, those affiliated with the following URLs:  www.google.com; www.google.cn.

1.18                           “Search Service” means WebSearch Service.

1.19                           “Site(s)” means those Web sites owned and controlled by the Customer and located at the URLs identified as such in Exhibit A of this Agreement, as the same may be amended from time to time as permitted.

1.20                           “Web” means the World Wide Web, containing among other things, pages written in the hypertext markup language or similar successor technology.

1.21                           “WebSearch Box” means a Google search box into which End Users may enter queries to search the Web.

1.22                           “WebSearch Service” means Google’s web search service.

2.                                       Search Service.

2.1                                 Referral Traffic for Search Service.  During the Term and subject to the terms and conditions of this Agreement, (a) Google hereby grants to Customer a worldwide, non-transferable, non-exclusive right to allow End Users to send queries from Search Access Points to Google and to receive results pages from Google that will include Search Results and, when applicable, Advertising Results; and (b) Customer agrees to implement the Referral Traffic for Search Service and to send End Users’ queries to Google for processing by the Search Service.  Google shall have the exclusive right to serve advertisements on any page provided by Google in response to a Referral Traffic Query from an End User.  Customer shall not in any way or for any purpose (including for purposes of advertising) frame any results provided by Google.

2.2                                 Implementation of Search Services.  Unless otherwise agreed to by Google in writing, Customer shall implement the Referral Traffic for Search Services in a manner that:  (a) conforms to the screenshots and specifications set forth in Exhibit B attached hereto, if any; (b) conforms to Google’s brand treatment guidelines for “Labeling the Google search box” as updated by Google from time to time, the current version of which is located at http://www.google.com/wssynd/02brand.html; (c) conforms to any Google logos and tag lines and are downloaded from the authorized versions available at http://www.google.com/ stickers.html; and (d) otherwise complies with the technical and implementation requirements or specifications provided by Google in the Referral Traffic Protocol, including without limitation by not modifying the script or other programming unless with Google’s prior written consent.  Without limiting the foregoing, Customer acknowledges and agrees to the following:

2.2.1                        Search Access Points and Queries.  Customer shall implement Search Access Points for End User(s) to enter queries.  Search Access Points may only be located on the Site(s) or Customized Browser, and on no other Web site, application or other property.  The format and location of each Search Recess Point on each Site Customized Browser is subject to the written consent of Google.  Unless (and then only to the extent) otherwise approved by Google in writing, Customer understands and agrees that:  (a) queries sent to Google for processing under its Search Service may be initiated only from Search Access Points by End Users as provided herein; and (b) Customer shall send any and all queries generated from Search Access Points as provided in subsection (a) above to Google for processing under its Search Services in accordance with the requirements provided by Google, without editing, filtering, truncating, appending terms to or otherwise modifying such queries, either individually or in the aggregate.  Notwithstanding anything to the contrary, Google will have no obligation to process queries that are not sent in compliance with the requirements of this Agreement or deemed invalid by Google.

2.2.2                        Default Homepage Setting Feature of Customized Browser.  Customer shall always and only set the URLs of the Site(s) as the default homepage of the Customized Browser (the “Default Homepage”).  Customer shall provide an option to End Users and recommend the End Users to install the Default Homepage as the default homepage of the Customized Browser during the installation of the Customized Browsers by End Users.

2.2.3                        Operation of Search Services.  Customer will ensure that each Referral Traffic Query will (a) contain a Client ID approved by Google for the Search Services; and (b) include End User IP address and user agent information.  Customer shall provide Google any such additional information that Google informs Customer is necessary to provide Search Services.  Upon its receipt of any transmission of a Referral Traffic Query from an End User, the Search Access Points will immediately redirect the End User to the Search Service without any intervention or interceding web pages.

2.2.4                        Labeling, Branding and Attribution.  Except as otherwise provided in the Agreement, each WebSearch Box located on a Site shall conspicuously display a graphic module, in the form as provided by Google from time to time, that unambiguously indicates that the WebSearch Box is provided by Google.  Customer agree that they shall not place anything on the Site(s) that in any way implies that information other than the Websearch Box are provided by Google, unless otherwise expressly provided herein.  The Google graphic module shall be placed next to each WebSearch Box on the Site(s), unless otherwise as instructed by Google.  The Google graphic module shall be, at minimum, 96 x 29 pixels in size and shall be located Above-the-fold, unless otherwise directed by Google.

2.3                                 License to Referral Traffic Protocol.  Google grants to Customer a limited, nonexclusive and non-sublicensable license during the Term to use the Referral Traffic Protocol solely for the purpose of transmitting Referral Traffic Queries and other required information solely to the extent permitted hereunder.  Except to the limited extent expressly provided in this Agreement, Google does not grant, and Customer shall not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Google Intellectual Property Rights; and all rights not expressly granted herein are reserved to Google.

2.4                                 Beta or Unsupported Features.  The Search Service may include Beta Features.  Customer understands and agrees that Beta Features are provided “as is” and any use thereof shall be undertaken solely at Customers own risk.  Google reserves the right, in its sole discretion, to include or cease providing Beta Features as part of any Search Service at any time.

3.                                       Customer Obligation.

3.1                                 Prohibited Actions.  Customer shall not, and shall not allow third party to:

(a)                                  redirect an End User away from the Search Results Page or otherwise display any information in pop-up, pop-under, exit windows, expanding buttons, or animation after such End User enters a query to be processed by the Search Services;

(b)                                 minimize, remove or otherwise inhibit the full and complete display of the Search Results Pages;

(c)                                  produce or distribute any software, or permit any of its software to be distributed with software, that prevents the display of ads provided by Google (such as by way of blocking or replacing ads);

(d)                                 directly or indirectly access, launch and/or activate the Search Service through or from, or otherwise incorporate the Search Service in, any software application, Web site or other means other than the Site(s) or Customized Browser, and then only to the extent expressly permitted herein;

(e)                                  transfer, sell, lease, syndicate, sub-syndicate, lend, or use for co-branding, timesharing, service bureau or other unauthorized purposes the Search Service, including without limitation any part, copy or derivative thereof or access thereto;

(f)                                    enter into any arrangement or agreement under which any third party pays Customer fees, Customer pays any third party fees, or either shares in any revenue payments and/or royalties for any Search or Advertising Results;

(g)                                 directly or indirectly generate queries, or impressions of or clicks on Search or Advertising Results, through any automated, deceptive, fraudulent or other invalid means (including, but not limited to, click spam, robots, macro programs, and Internet agents);

(h)                                 encourage or require End Users or any other persons, either with or without their knowledge, to click on Advertising Results through offering incentives or any other methods that are manipulative, deceptive, malicious or fraudulent (each of the foregoing in subsections (g) and (h) a “Fraudulent Act”).

(i)                                     modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from the Search Service, the Referral Traffic Protocol, or any other Google technology, content, data, routines, algorithms, methods, ideas design, user interface techniques, software, materials, and documentation;

(j)                                     remove, deface, obscure, or alter Google’s copyright notice, trademarks or other proprietary rights notices affixed to or provided as a part of the Search Service, the Referral Traffic Protocol, or any other Google technology, software, materials and documentation;

(k)                                  “crawl”, ‘spider”, index or in any non-transitory manner store or cache information obtained from the Search Service (including, but not limited to, Search Results and/or Advertising Results, or any part, copy or derivative thereof);

(l)                                     create or attempt to create a substitute or similar service or product through use of or access to any of the Search Service or proprietary information related thereto;

(m)                               engage in any action or practice that reflects poorly on Google or otherwise disparages or devalues Google’s reputation or goodwill;

(n)                                 send queries to any of Google’s service not approved by Google;

(o)                                 bundle any software that violates Google’s software principles (http://www.google.com/corporate/software_principles.html).  This includes any software that (i) prevents, minimizes, removes or otherwise inhibits the full and complete display of Search results and/or Advertising results provided to End Users through the Google products; (ii) prevents any Google product from installing on End User’s computer; or (iii) inhibits the full and complete functionality of the Google products.

Further, no Site(s) Customized Browser shall contain any pornographic, hate-related or violent content or contain any other material, products or services that violate or encourage conduct that would violate any criminal laws, any other applicable laws, or any third party rights.

3.2                                 Implementation.  Customer shall ensure that there is no use of or access to the Search Service through Site(s) or Customized Browser that are not in compliance with the terms of the Agreement or not otherwise approved by Google, and Customer shall monitor and disable any such access or use by unauthorized parties (including, but not limited to, spammers or any third party sites).  Furthermore, at all times during the Term, Google reserves final approval authority with respect to the means used by Customer to deploy the Search Service.  Google may send uncompensated test queries to the Site(s) or Customized Browser at any time to verify Customer’s compliance with the requirements of this Agreement.  Google may, in its sole discretion, change, suspend or discontinue all or any aspect of the Search Service, including their availability, at any time.

4.                                       Ownership; License Grants.

4.1                                 Google Rights.  Google shall own all right, title and interest, including without limitation all Intellectual Property Rights, relating to the Search Services (and any derivative works or enhancements thereof), including but not limited to, all software, technology, information, content, materials, guidelines, documentation, and the Referral Traffic Protocol.  Customer shall not acquire any right, title, or interest therein, except for the limited use rights expressly set forth in the Agreement.  Any rights not expressly granted herein are deemed withheld.

4.2                                 Customer Rights.  Customer, its licensors, or other applicable third party providers own all Intellectual Property Rights in and to the Customer Content.  Google shall not acquire any right, title or interest in or to such

Customer Content, except as expressly provided herein.  Any rights not expressly granted herein are deemed withheld.

4.3                                 Brand Features; License Grant.

4.3.1                        Brand Features.  Each party shall own all right, title and interest, including without limitation all Intellectual Property Rights, relating to its Brand Features.  Some, but not all examples of Google Brand Features are located at:  http://www.google.com/permissions/ trademarks.html (or such other URLs Google may provide from time to time).  Except to the limited extent expressly provided in this Agreement, neither party grants, and the other party shall not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Brand Features of the first party; and all rights not expressly granted herein are deemed withheld.  All use by Google of Customer Brand Features (including any goodwill associated therewith) shall inure to the benefit of Customer and all use by Customer of Google Brand Features (including any goodwill associated therewith) shall inure to the benefit of Google.  No party shall challenge or assist others to challenge the Brand Features of the other party (except to protect such party’s rights with respect to its own Brand Features) or the registration thereof by the other party, nor shall either party attempt to register any Brand Features or domain names that are confusingly similar to those of the other party.

4.3.2                        License to Google Brand Features.  Subject to the terms and conditions of this Agreement, Google grants to Customer a limited, nonexclusive and nonsublicensable license during the Term to display those Google Brand Features expressly authorized for use in this Agreement, solely for the purposes expressly set forth herein.  Notwithstanding anything to the contrary, Google may revoke the license granted herein to use Google’s Brand Features upon providing Customer with written notice thereof.  Furthermore, in their use of any Google Brand Feature, Customer agrees to adhere to Google’s then current Brand Feature use guidelines, and any content contained or referenced therein, which may be found at the following URL:  http://www.google.com/permissions/guidelines.html (or such other URL Google may provide from time to time) and to such other guidelines or restrictions provided by Google in writing to Customer in connection herewith.

4.3.3                        License to Customer Brand Features.  Subject to the terms and conditions of this Agreement, Customer grants to Google a limited, nonexclusive and nonsublicensable license during the Term to display those Customer Brand Features expressly authorized for use in this Agreement, solely for the purposes expressly set forth herein.  Notwithstanding anything to the contrary, Customer may revoke the license granted herein to use its Brand Features upon providing Google with written notice thereof and a reasonable period of time to cease such usage.

5.                                       Site Modifications.  Google acknowledges that Customer may update the design and content of the Site(s) or Customized Browser in a manner consistent with its obligations contained herein; provided that Customer agrees that (a) it shall keep Google informed of all planned material changes to such Site(s) or Customized Browser; and (b) no changes may be made to the look and feel, dimension and/or placement of the Search Access Points without obtaining the prior written consent of Google.

6.                                       Updates.  If Google updates its technical or implementation specifications (including, without limitation, by way of updating the applicable Referral Traffic Protocol from time to time as contemplated herein), Customer shall implement such updates or modifications as soon as reasonably practical, but in any event within three (3) business days of the date it receives notice thereof.

7.                                       Technical Support.  Subject to the terms and conditions of this Agreement, during the Term Google shall provide technical support services to Customer in accordance with Google’s support guidelines then in effect.  Prior to making any support request to Google, Customer shall first use reasonable efforts to fix any error, bug, malfunction, or network connectivity defect on its own without any escalation to Google.  Thereafter, Customer’s Technical Contact may submit a written request for technical support via email to the applicable Google alias set forth below, or such other email address that Google may provide from time to time.  Customer shall provide support services to End Users at its own expense.

•                  syndication-support@google.com (for WebSearch related requests)

8.                                       Exclusivity. [****]*

* This portion of Exhibit 10.29 has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406 under the Securities Act of 1933, as amended.

9.                                       Fees and Payments.

9.1                                 Payment.  Subject to the terms and conditions of this Agreement, for each month during the Term, Customer shall be entitled to receive US$[****]* per thousand Referral Traffic Queries up to a maximum of [****]* Referral Traffic Queries (the “Query Cap”) per month.  Google retains the right to raise the Query Cap at any time during the term of this Agreement by up to 500% of the Query Cap as of the Effective Date.  If the number of Referral Traffic Queries for a month exceeds the Query Cap and Google does not raise the Query Cap, Customer may terminate this Agreement by thirty (30) days prior written notice to Google.  Google’s obligation to make payments under this Section shall not commence until Google’s technical personnel provide written approval of Customer’s implementation of the Search Service and Search Access Points on each Site or Customized Browser, which shall not be unreasonably withheld or delayed.  Payments required under this paragraph shall be made in U.S. Dollars only and by the last day of the calendar month following the calendar month in which the Referral Traffic Queries are sent to Google.

9.2                                 Taxes and Other Charges.  All payments under the Agreement are exclusive of taxes imposed by any governmental entity.  Customer shall pay any applicable taxes, including sales, use, personal property, value-added, excise, customs fees, import duties or stamp duties or other taxes and duties imposed by governmental entities of whatever kind and imposed with respect to the transactions for services provided under the Agreement, including penalties and interest, but specifically excluding taxes based upon Google’s net income.  When Google has the legal obligation to collect any applicable taxes, the appropriate amount shall be invoiced to and paid by Customer “net thirty (30) days” from the date of invoice or other notification.  Customer shall promptly provide Google with such documentation as may be required by the applicable governmental entity in order for Google to process payments hereunder, and Google may withhold any payments required to be made hereunder until Customer has provided such documentation.  Customer shall promptly provide Google with original or certified copies of all tax payments or other sufficient evidence of tax payments at the time such payments are made by Customer pursuant to the Agreement.

9.3                                 Non-Qualifying Ads/Referral Traffic Queries.  Notwithstanding any of the foregoing, Google shall not be liable for payment in connection with (a) any amounts which result from invalid queries, or invalid impressions of (or clicks on) Ads and/or Referral Traffic Queries, generated by any person, bot, automated program or similar device, including, without limitation, through any Fraudulent Act, in each case as reasonably determined by Google; (b) impressions of Ads and/or Referral Traffic Queries or clicks on Ads delivered through an implementation which is not initially approved by Google pursuant to the Agreement or subsequently fails to meet Google’s implementation requirements and specifications; or (c) queries sent to Google to be processed by service other than WebSearch Service.  The number of Referral Traffic Queries, and impressions of and clicks on Ads, as reported by Google, shall be the number used in calculating payments hereunder.

9.4                                 Methods of Payment.  Payments to Customer (if by wire transfer) shall be made pursuant to the wire transfer instruction as listed below:

Customer Wire Transfer Information:

Bank Name :	CHINA MERCHANTS BANK, BEIJINGBRANCH, JIANGUOLU SUB-BRANCH

Bank address :	ZHAOSHANGJU PLAZA R2, NO.116 JIANGUO ROAD, CHAOYANG DISTRICT, BEIJING, P.R. CHINA

Account No.:	[****]*
Account Name.	Qizhi Software (Beijing) Co., Ltd.
SWIFT Code:	CMBC CNBS 201

In addition, Customer acknowledges that Google may, at its option, offset any payment obligations to Customer that Google may incur hereunder against any product or service fees (including late fees) owed and not yet paid by Customer under any other agreement between Customer and Google, in addition to whatever other rights and remedies Google may have hereunder or thereunder.  In addition, Google reserves the right to withhold and offset against its payment obligations hereunder, or require Customer to pay to Google (within thirty (30) days of any invoice therefore), any amounts Google may have overpaid to Customer in prior periods.

* This portion of Exhibit 10.29 has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406 under the Securities Act of 1933, as amended.

9.5                                 Bank Charges.  The party receiving payment will be responsible for any bank charges assessed by the recipient’s bank.

10.                                 Representations Warranties and Disclaimer.  Each party represents and warrants that it has full power and authority to enter into the Agreement.  Customer represents and warrants that:  (a) Customer owns and controls one hundred percent (100%) of the Sites and Customized Browser and otherwise have and will maintain throughout the Term all rights, authorizations and licenses that are required with respect to the Sites and Customized Browser to permit Google to perform the Search Services contemplated under this Agreement; (b) the execution and delivery of this Agreement, and the performance by Customer of its obligations hereunder, will not constitute a breach or default of or otherwise violate any agreement to which such party or any of its affiliates are a party or violate any rights of any third parties arising therefrom; (c) Customer shall use information provided by Google (including, but not limited to, Search Results and/or Advertising Results) in a manner that complies with applicable laws; (d) Customer have all necessary governmental licenses and approvals to enter into this Agreement and carry out their obligations hereunder; and (e) Customer have and will maintain all rights as shall be required to send the information it provides to Google pursuant to this Agreement.  Google does not warrant that the Search Services will meet all of Customer’s requirements or that performance of the Search Services will be uninterrupted, virus-free, secure or error-free.  Except as expressly provided for herein, NEITHER PARTY MAKES ANY OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE AND NONINFRINGEMENT.

11.                                 Indemnification.  In no event shall Google have any obligations or liability arising from:  (i) use of any Beta Features, (ii) use of Search Service or Google Brand Features in a modified form or in combination with materials not furnished by Google, (iii) any content, information or data provided by Customer, End Users or any other third parties, and (iv) any Search Results or Advertising Results or third party Web sites or content to which such Search Results or Advertising Results may link.  Google, in its sole and reasonable discretion, reserves the right to terminate Customer’s continued use of Search Services or Google Brand Features, which are alleged or believed by Google to infringe.  Customer will fully indemnify, defend, and hold harmless Google and its Affiliates, and their employees, officers and directors, from and against any third party lawsuit or proceeding based upon or otherwise arising out of:  (a) Customer Content, any Site, or Customized Browser, or Customer Brand Features; (b) Customer’s use of the Search Services in any manner inconsistent with or in breach of the Agreement; and/or (c) any claim alleging facts that would constitute a breach of Customer’s representations and warranties made in subsection (b) of the second sentence of Section 10.

12.                                 Limitation of Liability.

12.1                           Limitation.  SUBJECT TO SECTION 12.2, NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST DATA, LOST PROFITS, LOST REVENUE OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT OR TORT (INCLUDING PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.  SUBJECT TO SECTION 12.2, IN NO EVENT SHALL GOOGLE’S LIABILITY FOR ANY CLAIM ARISING OUT OF THIS AGREEMENT (WHEN AGGREGATED WITH GOOGLE’S LIABILITY FOR ALL OTHER CLAIMS ARISING OUT OF THIS AGREEMENT) EXCEED THE NET AMOUNT GOOGLE PAID TO CUSTOMER DURING THE SIX (6) MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH SUCH CLAIM ARISES.

12.2                           Exclusions from Limitations.  Unless and then only to the extent this Agreement expressly states otherwise, nothing in this Agreement shall exclude or limit either party’s liability for:  (a) breaches of the exclusivity obligations contained in this Agreement; (b) breaches of any confidentiality obligations contained in this Agreement; (c) infringement or misappropriation of the other party’s Intellectual Property Rights or Customers breach of any license granted in this Agreement to use the applicable Referral Traffic Protocol(s); or (d) any amounts payable to third parties pursuant to the parties’ indemnification obligations hereunder.

12.3                           Allocation of Risk.  The parties agree that (i) the mutual agreements made in this Section 12 reflect a reasonable allocation of risk, and (ii) that each party would not enter into the Agreement without these limitations on liability

13.                                 Confidentiality:  PR.

13.1                           Confidentiality.  Disclosure of confidential and/or proprietary information disclosed hereunder, including the existence and content of the Agreement and any information provided pursuant to the Agreement, shall be governed by the confidentiality provisions of the Google Standard Mutual Non-Disclosure Agreement, which has been executed by the parties prior to or concurrently with this Agreement (the “NDA”).  The confidentiality provisions of the NDA are hereby incorporated by reference into this Agreement.

13.2                           PR.  Neither party will issue any public announcement regarding the existence or content of this agreement without the other party’s prior written approval.  Notwithstanding the foregoing, Google may include Customer Brand’s Features in presentations, marketing materials, and customer lists (which includes without limitation, customer listed posted on Google’s Web sites and screen shots of Customer’s implementation of the WebSearch Services), Upon Customer’s request, Google will furnish Customer with a sample of such usage.

14.                                 Term and Termination.

14.1                           Term.  The term of this Agreement shall commence on October 1, 2009 (the Effective Date) until September 30, 2010 (“Term”), unless earlier terminated as provided herein.  Thereafter, this Agreement may be renewed only upon a definitive written agreement signed by the parties.  For the purposes of this Agreement, the term of any renewal hereunder is referred to as the “Renewal Term”.

14.2                           Termination.

14.2.1                  General.  Either party may suspend performance and/or terminate this Agreement, in whole or in part:  (i) if the other party materially breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof; or (ii) if the other party becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency, or suffers or permits the commencement of any form of insolvency or receivership proceedings, or has any petition under bankruptcy law filed against it, which petition is not dismissed within sixty (60) days of such filing, or has a trustee, administrator or receiver appointed for its business or assets of any part thereof.

14.2.2                  Google Termination Rights.  Google may terminate this Agreement, or the provision of Search Service hereunder, immediately upon written notice:  (i) if Customer breach Section 3.1 (Prohibited Actions) of this Agreement, Section 4.3 (License Grants; Brand Features) of this Agreement, Section 8 (Exclusivity) or Section 13 (Confidentiality) of this Agreement; (ii) if Customer is in material breach of this Agreement more than two (2) times notwithstanding any cure of such breaches; (iii) if Google reasonably determines that it is commercially impractical to continue providing the Search Services in light of applicable laws; (iv) in the event Customer consummates or signs an agreement to consummate a merger, acquisition, sale of voting control, sale of all or substantially all of the assets of the Customer in which stockholders of the Customer do not own a majority of the outstanding interests of the surviving entity; or (v) in the event Customer consummates or signs an agreement to consummate the sale or exclusive license of all or substantially all of the Customer’s Intellectual Property Rights.  Furthermore, Google shall have the right to terminate this Agreement, or the provision of WebSearch Service without cause with a thirty (30) days prior written notice.

14.2.3                  Suspension and Termination in the Event of an Injunction.  Google may suspend performance under this Agreement in whole or in part with immediate effect if, as a result of a claim alleging facts that would constitute a breach of Customer’s representations and warranties made in subsections (b) and (c) of the second sentence of Section 10, Google is obliged by final or temporary court order or magisterial decision to temporarily or permanently refrain from continuing to perform its obligations under this Agreement.  Google’s rights under this provision shall become effective on the date of the court order or magisterial decision or on the date of the service of the order irrespective of the possibility of appeal.  If any suspension under this paragraph continues for more than six (6) months, Google may terminate this Agreement in whole or in part with immediate effect.

14.3                           Rights upon Termination.  Upon the expiration or termination of the Agreement for any reason:  (i) all rights and licenses granted by Google shall cease immediately; (ii) each party shall promptly return to the other party, or destroy and certify the destruction of, all Confidential Information of the other party; and (iii) Customer’s rights to use any Google Brand Features, as permitted under the Agreement, shall cease immediately

14.4                           Non-exclusive Remedy.  Termination or expiration of this Agreement, in part or in whole, shall not limit either party from pursuing other remedies available to it, nor shall either party be relieved of its obligation to pay all fees that are due and owing under this Agreement through the effective date of termination.  Neither party shall be liable to the other for any damages resulting solely from termination as permitted herein.

15.                                 Miscellaneous.

15.1                           Compliance with Laws.  Each party shall comply with all laws, rules and regulations, if any, applicable to it in connection with the performance of its obligations under the Agreement.

15.2                           Notices.  All notices shall be in English and in writing and (a) if sent to Customer to the following address:

Customer.	Qizhi Software (Beijing) Co., Ltd.
Attn:	Cheng Lu
Address:	Building C101, Huitong Office Plaza, No.71 JianGuo Road, Chaoyang District, Beijing, 100025 P.R. China

and (b) if sent to Google to such address as provided at:  www.google.com/corporate/ address.html or as otherwise provided in writing for such notice purposes; provided, however, that all invoices and payments shall be sent to the attention of Google Finance, all legal notices shall be sent to the attention of the Google Legal Department, and all other correspondence shall be sent to the attention of the account manager specified by Google.  Notice shall be deemed given (i) upon receipt when delivered personally, (ii) upon written verification of receipt from overnight courier, (iii) upon verification of receipt of registered or certified mail or (iv) upon verification of receipt via facsimile, provided that such notice is also sent simultaneously via airmail.

15.3                           Assignment.  Customer shall not assign or otherwise transfer their rights or delegate their obligations under the Agreement, in whole or in part, and any attempt to do so will be null and void.  For purposes of this sentence, an assignment will be deemed to include any transaction in which another party or parties acquire the direct or indirect power to direct the management and policies of a party or its assets, whether by way of merger, consolidation, change of control, sale of all or substantially all of a party’s securities or assets, contract, management agreement or otherwise.

15.4                           Consultations.  Before a party initiates legal action against the other arising from the Agreement (except to seek injunctive or equitable relief or to otherwise protect its Intellectual Property Rights), the matter in controversy will first be referred to an officer of each party, who shall make good faith and reasonable efforts to resolve the matter within four (4) weeks of the date of referral.

15.5                           Governing Law and Arbitration.  This Agreement will be governed by and any disputes, claims or controversies in connection with this Agreement, including any question regarding its formation, existence, validity, enforceability, performance, interpretation or termination, shall be resolved in accordance with the laws of the State of California, USA, without reference to its conflict of laws principles.  The parties agree that they will try in good faith to settle within thirty (30) days any dispute, controversy or claim arising out of, relating to or in connection with this Agreement (“Dispute”).  If the Dispute is not resolved within thirty (30) days after such Dispute arose, such Dispute must be referred to and finally resolved by arbitration, to which the Parties hereto expressly agree and submit.  The arbitration will be submitted to the International Centre for Dispute Resolution of the American Arbitration Association (“AAA”) and conducted in accordance with the Commercial Arbitration Rules of the AAA in force as of the date of this Agreement (“Rules”).  Pre-hearing information exchange shall be limited to the reasonable production of relevant, non-privileged documents and carried out expeditiously.  There will be three arbitrators who will be appointed as follows:  each party will appoint an arbitrator, and the party-appointed arbitrators will nominate a chairperson within thirty (30) days after the confirmation of the last party-appointed arbitrator.  The arbitral tribunal will not act as amiable[s] compositeur[s] or ex aequo et bono).  It is the intent of the parties that, barring extraordinary circumstances, arbitration proceedings wilt be concluded within 60 days from the date the final arbitrator is appointed.  The arbitral tribunal may extend this time limit in the interests of justice.  Failure to adhere to this time limit shall not constitute a basis for challenging the award.  The arbitration will be conducted in English and the place of arbitration will be in Santa Clara County, California, USA.  Either party may, without waiving any remedy under this Agreement, apply to the arbitral tribunal and/or any court having jurisdiction any interim, provisional, injunctive or conservatory relief that is necessary to protect the rights or property of that party until the arbitration award is rendered or the Dispute is otherwise resolved.  Any decision rendered by the arbitral tribunal will be final and binding on the parties, and judgment thereon may be entered by any court of competent jurisdiction, including, but not limited to, any court that has jurisdiction over either of the parties or any of their assets.  The parties expressly agree that the arbitral tribunal will be empowered to award and order equitable or injunctive relief with respect to matters brought before it, provided however, that such remedy or relief is consistent with the remedies and limitations set forth in this Agreement.  The parties agree that all arbitral proceedings conducted pursuant to this Section, including the existence of any arbitral proceedings, information disclosed in the course of such arbitral proceedings, and any settlements, negotiations, discussions, proposals, and awards related thereto shall be considered Confidential Information and shall be governed by the confidentiality provisions of the Google Standard Mutual Non-Disclosure Agreement, which has been executed by the parties prior to or concurrently with this Agreement.  The parties may, however, disclose such information to an appropriate court, as is necessary to seek enforcement of any award rendered by the arbitral tribunal.  The parties specifically exclude from application to the Agreement the United Nations Convention on Contracts for the International Sale of Goods and the Uniform Computer Information Transactions Act.

15.6                           Equitable Relief.  Either party may seek equitable relief, including temporary restraining orders or injunctions, in addition to all other remedies, for breach or threatened breach of Customer’s exclusivity obligations contained in this Agreement, either party’s license grant set forth in this Agreement, or either party’s obligations contained in Sections 4 (Ownership; License Grant) or Section 13.1 (Confidentiality) of this Agreement.

15.7                           Entire Agreement.  The Agreement supersedes any other prior or collateral agreements, whether oral or written, with respect to the subject matter hereof.  This Agreement (including any exhibits thereto), any terms located at Google URLs referenced pursuant to the Agreement (which are all incorporated herein by reference), constitute the entire agreement with respect to the subject matter hereof, and any terms contained in any related purchase order(s) or other documents pertaining to the subject matter of the Agreement shall be null and void.

15.8                           Amendments.  Any amendments or modifications to the Agreement must (i) be in writing; (ii) refer to the Agreement; and (iii) be executed by an authorized representative of each party.  Any changes to the Agreement not approved in writing by the Google Legal Department shall not be binding on Google.

15.9                           No Waiver.  The failure to require performance of any provision shall not affect a party’s right to require performance at any time thereafter; nor shall waiver of a breach of any provision constitute a waiver of the provision itself.

15.10                     Severability.  If any provision is adjudged by a court of competent jurisdiction to be unenforceable, invalid or otherwise contrary to law, such provision shall be interpreted so as to best accomplish its intended objectives and the remaining provisions shall remain in full force and effect.

15.11                     Survival.  The following sections of this Agreement will survive any expiration or termination of this Agreement:  4.1, 4.2, 4.3.1 (except for the last sentence thereof), 9, 10, 11, 12, 13 (including the NDA), 14.3, 14.4, and 15.

15.12                     Independent Contractors.  The parties hereto are and shall remain independent contractors and nothing herein shall be deemed to create any agency, partnership, or join venture relationship between the parties.  Neither party shall be deemed to be an employee or legal representative of the other nor shall either party have any right or authority to create any obligation on behalf of the other party.

15.13                     No Third Party Beneficiaries.  The Agreement is not intended to benefit, nor shall it be deemed to give rise to, any rights in any third party.

15.14                     Force Majeure; Transmissions.  Neither party shall be liable for failing or delaying performance of its obligations (except for the payment of money) resulting from any condition beyond its reasonable control, including but not limited to, governmental action, acts of terrorism, earthquake, fire, flood or other acts of God, labor conditions, power failures, and Internet disturbances.  Google will not be responsible for receiving data, queries or requests directly from End Users or any other third party, for transmission of data between Customer’s (or any End User’s) and Google’s network interface, or for displaying any applicable Results Set(s) to End Users.

15.15                     Successors; Counterparts; Drafting; General.  The Agreement (a) shall be binding on and inure to the benefit of each of the parties and their respective successors and assigns; (b) may be executed in counterparts, including facsimile counterparts, each of which will be deemed an original and all of which when taken together will constitute one and the same instrument; and (c) shall be construed as if both parties jointly wrote it.

IN WITNESS WHEREOF, the parties have executed this Agreement by persons duly authorized.

Google: Google Ireland Limited		Customer: Qizhi Software (Beijing) Co., Ltd.

By:	/s/ Ronan Harris	By:	/s/ Hongyi Zhou

Print Name:	Ronan Harris	Print Name:	Hongyi Zhou

Title:	Director	Title:	Chairman

Date:	December 10, 2009	Date:	October 9, 2009

Exhibit A

List of Site(s)

Site(s)
http.//hao.360.cn/

Exhibit B

Screen Shots and Specifications

360 Safe Browser Mockup